Exhibit 99.1

FOR IMMEDIATE RELEASE:

             ABMC APPOINTS CARL A. FLORIO TO ITS BOARD OF DIRECTORS

KINDERHOOK, NY, August 9, 2004 - American Bio Medica Corporation (NASDAQ:ABMC) announced today that Carl A. Florio, President and CEO of Hudson River Bank and Trust Company, has been appointed to its Board of Directors. This appointment brings the number of independent directors on ABMC's 6-person Board to 4, continuing ABMC's commitment to maintaining a majority of independent directors.

"Carl's financial background along with his experience as an officer and director of a public company makes him a valuable addition to the ABMC Board", stated ABMC Founder and Director Stan Cipkowski. "ABMC has recognized the need for a Board of Directors that is comprised of a majority of independent, qualified individuals that will be committed to the Company and its shareholders."

Mr. Florio has served as President and CEO of HRBT since 1996. From 1993 to 1996 Mr. Florio served as the Chief Financial Officer of HRBT. Prior to joining HRBT, he was a partner at a regional accounting firm. He is currently a board member of Hudson River Bancorp, Inc. (NASDAQ:HRBT), Hudson River Bank & Trust Company Foundation, State University of New York at Albany Foundation, Fuller Road Management, Columbia-Greene Community College Foundation, Columbia Children's Center, WMHT, AAA Hudson Valley, Hudson Development Corp.and Community Bankers Association of NYS.

For more information on ABMC or its drug testing products, please visit www.abmc.com

About American Bio Medica Corporation

American Bio Medica Corporation is a biotechnology company that develops manufactures and markets accurate, cost-effective immunoassay diagnostic test kits, including some of the world's most effective point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC's Rapid Drug Screen(R), Rapid OneO, Rapid Tec(R) and RDS(R) InCup(TM) products test for the presence or absence of drugs of abuse in urine, while OralStat(R) tests for the presence or absence of drugs of abuse in oral fluids. ABMC has been named among the 2002 Deloitte & Touche Technology Fast 500, a listing of the fastest-growing technology companies in North America.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, the following: continued acceptance of the Company's products, increased levels of competition in our industry, the acceptance of new products, inherent risks associated with product development and intellectual property rights, the Company's dependence on key personnel, third party sales and suppliers. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled "Risk Factors" in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2003, and quarterly reports on Form 10-QSB on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

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